PURCHASE ORDER

3 April 2000

Trident Technologies Inc.
Attn: Ken Wilson/Douglas Spring
Ft. Worth, TX

Reference No. SPU/030400-100

1. Great Mughal Trade Assoc. Ltd., by and through our agent Bel Ombre, S.A., agree to purchase from the Company five hundred (500) Sea Patch Units for delivery F.O.B. Denham Spring, LA, consisting of both single units and the new modular design units consisting of 3 magnet pods, modular strong backs and locking pins per revised design in metal protective cases at manufacturer's cost plus -a thirty percent (30%) mark-up.

2. Payment to the Company shall be made as follows: two hundred thousand USD ($200,000) for an initial order of one hundred (100) Units; two hundred thousand USD ($200,000) at manufacture of said units; and two hundred thousand USD ($200,000) at time of delivery of said units. We agree to prepay additional -amounts against any samples of Sea Patch Units we may request for purposes of demonstration..

3. Payments shall be made in United States Dollars at the Company's headquarters in Ft. Worth, TX USA. All amounts paid are non-refundable.

4.    The  Sea Patch Units shall be subject to any  and  all
express       and/or       implied       warranties       of
fitness/merchantability, and other guarantees offered by the Company.

5. In the event of default on any payments due, the Company shall have a security interest in the inventory to the fullest extent allowed by the laws of the State of Texas,

6. We agree to enter into any confidentiality agreements necessary to protect the proprietarv rights to the design and manufacture of the Sea Patch Units, Further, we will take all efforts to make sure that all of our agents individually bind themselves to such agreements of confidentiality in the same manner and degree as required of us.

7. The total sale price will be apportioned on the first five hundred (500) Sea Patch Units eighty percent (80%) to the Company and twenty percent (209/6) to us or our agents after deducting the monies paid to the Company.

8. In consideration of the Company's percentage share, it agrees to grant us an exclusive license to sell the Sea Patch Units in the territory defined as including Africa and the Indian Ocean. Upon sale of all five hundred (500) Sea Patch Units, the Company will grant us an option for further exclusivity for Australia and the Far East subject to the sale of one thousand (1,000) units on a 80/20 split.

9. Any and all disputes arising, pertaining to, or touching upon this Agreement shall be submitted to binding arbitration in accordance with the commercial rules of the American Arbitration Association in Ft. Worth, TX.

10. This Agreement may not be amended unless in writing signed by all of the parties.

11. This Agreement may be executed by facsimile or email signature in multiple counterparts each of which will be deemed an original.

12. This Agreement supercedes all prior agreements and/or understandings of the parties whether written or oral.

Accepted And Agreed Upon:


BY: /s/ Bel Hombre, S. A.

BEL HOMBRE, S.A. Agent
Great Mughal Trade Assoc. Ltd.
1199 West Pender Street, #298 Vancouver, BC V6E  2R1.

Bel Ombre, S.A./Great Mughal
Trade Assoc. Ltd. c/o A.C.T.
321 Affied Building, I' Floor Victoria, Mabe Seychelles

Accepted and Agreed UPON:

By:/s/ Ken Wilson

21" Century Technologies, Inc.
2513 East Loop 820 North
Ft. Worth, TX 76118